TERMINATION AND RELEASE

THIS AGREEMENT is dated as of the 21st day of December, 2004 between Grandview Gold Inc. ("**GVG**") and Bay Street Connect Ltd. ("**Bay Street**").

WHEREAS GVG and Bay Street are parties to the following agreement:

(i) a consulting agreement made as of October 1, 2004 with respect to certain services to be provided by Bay Street to GVG annexed hereto as Schedule "A" (the "**Consulting Agreement**").

AND WHEREAS the services to be provided under the Consulting Agreement are no longer required; and

AND WHEREAS the parties hereto desire to enter into this agreement to terminate the Consulting Agreement and to release each other from all obligations thereunder;

NOW THEREFORE IN CONSIDERATION of the sum of $1.00 now paid by each party hereto, the one to the other, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, intending to be legally bound:

(1) The Consulting Agreement is hereby terminated with the intent and effect that it be *void ab initio* and that each of the parties thereto and hereto are hereby released from (1) all obligations thereunder, and (2) all claims of every nature related thereto.

(2) For greater certainty any options issued or issuable pursuant to the terms of the Consulting Agreement are hereby terminated.

(3) This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

GRANDVIEW GOLD INC.	**BAY STREET CONNECT LTD.**
By: [signature]	By: [signature]
Name: Raymond P. Pecoskie	Name: Gyn Garisto
Title: President & CEO	Title: Managing Partner
(I have the authority to bind GVG)	(I have the authority to bind Bay Street)

Schedule "A"

Consulting Agreement

Bay Street Connect

357 Bay Street Suite 903
Toronto, Ontario, Canada
M5H 2T7

Ph: (416) 805-3106
Ph: (416) 569-7092
Fax: (416) 238-1706

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 14th day of September, 2004,

BETWEEN:

Grandview Gold

(hereinafter referred to as "Grandview Gold")

OF THE FIRST PART

AND: Bay Street Connect

(hereinafter referred to as the "Consultant")

WHEREAS Grandview Gold is engaged in the exploration and development of mineral properties;

AND WHEREAS the Consultant is engaged in providing business consulting services;

AND WHEREAS Grandview Gold has agreed to retain the services of the Consultant and the Consultant has agreed to provide the services as set out herein;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT for and in consideration of the mutual covenants herein contained and other good and valuable consideration (the sufficiency of which by these presents is hereby acknowledged), Grandview Gold hereby retains the services of the Consultant upon the following terms and conditions, which Grandview Gold and the Consultant hereby accept and confirm, namely:

1. **Engagement**

Grandview Gold agrees to retain the Consultant and the Consultant agrees to provide services to Grandview Gold for the purposes of identifying and attracting potential investors for 6 months and to undertake the duties and exercise the powers necessary of a Consultant to Grandview Gold as requested of the Consultant by Grandview Gold on the terms and conditions set forth in this agreement. Upon

completion of the original term this agreement will continue on a monthly basis, until 30 day notice is given by either party.

2. Consultant's Services

The Consultant shall perform the following services for Grandview Gold:

a) establish and maintain a targeted marketing and informational campaign;
b) create, produce and distribute high-quality marketing materials;
c) distribute information to shareholders, brokers, fund managers, etc.

3. Compensation

In consideration of the Consultant's performance of the obligation contained in this Agreement, Grandview Gold agrees to compensate the Consultant as follows:

a) Upon execution of this Agreement, Grandview Gold shall pay the Consultant $4,000.00 (plus GST) per month. Payable in advance. Plus 100,000 options. 25,000 options vesting every three months at a price of $1.00.

4. Termination

This agreement may be terminated in the following manner in the specified circumstances:

a) by the Consultant for any reason, on giving not less than thirty (30) days advance notice in writing to Grandview Gold. Grandview Gold may waive the notice, in whole or in part.
b) by Grandview Gold for any reason, on giving not less than thirty (30) days advance notice in writing to the Consultant. The Consultant may waive the notice, in whole or in part, or
c) upon the termination of this Agreement all monies payable to the Consultant shall become immediately payable.

5. Assignment of Rights and Liabilities

This Agreement is non-assignable by Grandview Gold without the consent of the Consultant. This Agreement is non-assignable by the Consultant without the consent of Grandview Gold. The rights and liabilities which accrue to Grandview Gold under this Agreement shall pass and be binding upon its successors or assigns.

6. Severability

In the event that any provision in this Agreement shall be deemed void or invalid by a Court of Competent Jurisdiction, the remaining provisions shall be and remain in full force and effect.

7. **Waiver**

The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation of it.

8. **Entire Agreement**

This Agreement constitutes the entire Agreement between the parties with respect to the services of the Consultant and any and all previous agreements, written or oral, express or implied between the parties or on their behalf relating to the services of the Consultant by Grandview Gold are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of action, causes of action, claims or demands under or in respect of any Agreement.

9. **Modification of Agreement**

Any modification of this Agreement must be in writing, signed by the parties or it shall have no effect and shall be void.

10. **Governing Law**

This Agreement shall be governed by and construed in accordance with the law of the Province of Ontario.

11. **Confidentiality**

The parties agree that all of the Corporation's trade secrets, trade names, proprietary information, and processing and marketing techniques relating to the business shall be the sole property of Grandview Gold. The Consultant agrees not to divulge any of the foregoing to any person, partnership, or corporation or to assist in the disclosure or divulging of any such information, directly or indirectly, except as authorized in writing by the President or Chairman of the Board of Directors of the Corporation.

DATED at Toronto this 22nd day of September, 2004

Grandview Gold

Bay Street Connect

Witness

Witness